UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of the earliest event reported):  December 17, 2012

CHISEN ELECTRIC CORPORATION

(Exact name of registrant as specified in charter)

Nevada	333-128532	20-2190950
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

No. 1188, Taihu Avenue, Changxing Economic Development Zone, Changxing, Zhejiang Province, The People’s Republic of China	N/A
(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code:    (86) 572-6267666

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement.

On December 17, 2012 (the “Effective Date”), Chisen Electric Jiangsu Co., Ltd. (“Borrower”), a company organized under the laws of The People’s Republic of China and a 98%-owned subsidiary of Zhejiang Chisen Electric Co., Ltd. (“ZCEC”), a company organized under the laws of The People’s Republic of China and a wholly-owned subsidiary of Fast More Limited (“Fast More”), a Hong Kong company and the wholly-owned subsidiary of Chisen Electric Corporation, a Nevada corporation (the “Registrant”) executed an entrusted loan agreement (the “Loan Agreement”) with Chaowei Power Holdings Limited, a company incorporated in the Cayman Islands with limited liability (the “Lender”) and CITIC Trust Co., Ltd. (the “Lending Agent”) pursuant to which the Lender shall loan to Chisen Jiangsu RMB200 million at an interest rate of 8% per annum for a term of three years (until December 16, 2015) for general working capital purposes.

Interest is payable by the Borrower quarterly or upon early repayment of the loan. Borrower shall repay not less than 25%, 50% and 75% of the outstanding principal under the loan on or before the expiration of the 27th, 30th and 33rd months from the Effective Date, with balance repayable in full upon expiration of the loan. After release of the first installment of the loan to the Borrower, the Borrower can, by advance written notice, repay all or part of the loan. Borrower and ZCEC shall assume joint and several obligations regarding the repayment of the principal and interest of the loan. Upon receipt of interest or principal, the Lending Agent shall pay the same amount to the Lender within two business days after deduction of an agreed fee to be charged by the Lending Agent.

In addition to the joint and several repayment obligations assumed by the Borrower and ZCEC, the full repayment of the loan, the interest and the relevant expenses shall be secured by: (a) a pledge of 98% equity interest in the Borrower by ZCEC for a term commencing from the date of approval of such pledge by the competent governmental authority up to the expiration of the limitation period for action by the Lending Agent under the Loan Agreement and a joint payment agreement (together with the Loan Agreement, the “Transaction Documents”), (b) a pledge of 100% equity interest in ZCEC by Fast

More for a term commencing from the date of approval of such pledge by the competent governmental authority up to the expiration of the limitation period for action by the Lending Agent under the Transaction Documents, (c) floating charges over the current and future inventory of each of the Borrower and ZCEC for a term commencing from the approval of such floating charges by the competent governmental authority up to the expiration of the limitation period for action by the Lending Agent under the Transaction Documents, (d) chattel charges over all the machinery and equipment of each of the Borrower and ZCEC for a term commencing from the approval of such chattel charges by the competent governmental authority up to the expiration of the limitation period for action by the Lending Agent under the Transaction Documents and (e) personal guarantee by Mr. Xu Kecheng, the Chairman of the Board, President, Chief Executive Officer and a stockholder of the Registrant, for a term of two years from the expiration of the Transaction Documents. The Lending Agent shall charge a handling fee of RMB2 million per annum which shall be paid by the Lender upon the expiration of each year.

The Borrower has also agreed that, during the term of the Loan Agreement: (a) it shall not increase its registered capital or total investment in any form unless agreed by the Lender in writing, except for investment into the Borrower made by the Lender; (b) it shall accept investment proposals from the Lender; (c) the Lender shall have the right to appoint one director to the board of directors of the Borrower; and (d) it shall amend its articles of association to confirm the director appointment by the Lender. English translated versions of the Transaction Documents will be filed by the Registrant by amendment to this report.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits:

Exhibit No.	Item	Location
Exhibit 10.1	Entrusted Loan Agreement, dated December 17, 2012, by and among Chaowei Power Holdings Limited, CITIC Trust Co., Ltd. and Chisen Electric Jiangsu Co., Ltd. and all material related documents thereto	To be filed by amendment

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 18, 2012	CHISEN ELECTRIC CORPORATION

	By:	/s/ Xu Kecheng
	Name:	Xu Kecheng
	Its:	Chief Executive Officer

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